Capital World Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$235,401
Class B	$8,838
Class C	$23,472
Class F1	$65,852
Class F2	-
Total	$333,563
Class 529-A	$5,828
Class 529-B	$552
Class 529-C	$2,466
Class 529-E	$309
Class 529-F1	$582
Class R-1	$518
Class R-2	$3,521
Class R-3	$4,367
Class R-4	$2,267
Class R-5	$8,796
Total	$29,206

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.0460
Class B	$0.9050
Class C	$0.8999
Class F1	$1.0539
Class F2	-
Class 529-A	$1.0414
Class 529-B	$0.8780
Class 529-C	$0.8851
Class 529-E	$0.9829
Class 529-F1	$1.0811
Class R-1	$0.9062
Class R-2	$0.8986
Class R-3	$0.9831
Class R-4	$1.0472
Class R-5	$1.1059

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	327,808
Class B	15,559
Class C	39,160
Class F1	80,957
Class F2	1,501
Total	464,985
Class 529-A	8,372
Class 529-B	943
Class 529-C	4,415
Class 529-E	456
Class 529-F1	731
Class R-1	864
Class R-2	5,604
Class R-3	6,504
Class R-4	3,766
Class R-5	11,351
Total	43,006

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.88
Class B	$18.73
Class C	$18.63
Class F1	$18.79
Class F2	$18.89
Class 529-A	$18.93
Class 529-B	$18.78
Class 529-C	$18.76
Class 529-E	$18.82
Class 529-F1	$18.85
Class R-1	$18.74
Class R-2	$18.74
Class R-3	$18.85
Class R-4	$18.88
Class R-5	$18.91